Ex. 10.2
AT&T Inc.
Equity Retention and Hedging Policy
Amended March 24, 2022
AT&T believes in aligning the long-term interests of officers with those of stockholders. To further that goal and to serve as an example to employees throughout the company, the Human Resources Committee has adopted this Equity Retention and Hedging
Policy (the “Policy”).
Retention of Awards
Until termination of their employment with AT&T and its affiliates, Executive Officers shall retain AT&T common stock (including stock held directly, through a brokerage account, or through a personal or family trust or family limited partnership) representing not less than 25% (after taxes and exercise costs) of the shares of common stock acquired while an executive officer under an incentive, equity, or option award granted after January 1, 2012. This requirement shall not apply to shares acquired by participation in a purchase, deferral or similar plan, including matching shares.
This Policy applies to awards occurring after January 1, 2012, as follows:
•Restricted Stock Units, Restricted Stock, and Performance Shares paid in stock — Commitment applies to the net shares issued to the Executive Officer after withholding taxes.
•Stock Options — Commitment applies to net option shares acquired upon exercise of stock options after withholding taxes.
Hedging of AT&T Stock
Our Executive Officers are prohibited from hedging their ownership of AT&T stock, including trading in publicly-traded options, puts, calls, or other derivative instruments related to AT&T stock.
Stock Ownership Guidelines
Officer-level employees of AT&T shall hold a minimum number of AT&T shares as set forth in the table below. Shares may be held directly, through a broker, or in a qualified or nonqualified deferral plan. This will also include vested or unvested Restricted Stock and Restricted Stock Units. Qualifying ownership shall include shares held by a spouse; members of the immediate family sharing the same household; family limited partnership, or a trust where the employee or family member is a beneficiary.

Level	Ownership Guideline
CEO	6 X Base Salary
Executive Officers	Lesser of 3 X Base Salary or 50,000 Shares

Ownership levels must be achieved within five years from hire, promotion (including designation as an Executive Officer), or company acquisition.